Exhibit 10.5

RESOLVED: that the fifth paragraph of Section 3.2 of the Illinois Tool Works Inc. Executive Contributory Retirement Income Plan is hereby amended to delete the first three sentences and to read in full as follows:

“An eligible Participant must complete a separate Agreement for each deferral period.”